Exhibit 10.1

August 3, 2015

Jennifer Ceran

Dear Jennifer,

Coupons.com Incorporated (“Coupons.com” or the “Company”) is pleased and proud to extend to you an offer of employment with Coupons.com as our Chief Financial Officer.  This position will report directly to me with a dotted line reporting relationship to our President & Chief Operating Officer, Mir Aamir. The position is based in our Mountain View, CA office, and we look forward to your starting on or about August 31, 2015.  At Coupons.com, we know that people are our most important asset, and we are happy to offer you a comprehensive compensation package which includes the following:

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A total annualized base salary of $360,000.00, paid on a semi-monthly basis, less all applicable withholding and deductions.  Currently, the Company’s salary payroll dates are the 15th and the last working day of each month.

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The opportunity to earn an annual, discretionary bonus of up to fifty percent (50%) of your base salary (less all applicable withholding and deductions). This bonus is based upon your successful completion of objectives, your overall performance and the Company’s overall performance to be determined by the Company in its sole discretion. The bonus will be prorated to your start date in your first year of employment. You must remain an employee of the Company through each bonus payment date in order to receive your bonus.

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A benefits package (subject to eligibility) which includes medical, dental, and vision coverage.  You may also be eligible to participate in Coupons.com’s 401(k) plan, which currently includes a company match of up to $6,000.00 annually.  The complete benefits package is outlined in the attached benefits summary.

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Subject to the approval of Coupons.com’s Board of Directors or its Compensation Committee, you will be granted restricted stock units (the “RSUs”) to acquire 100,000 shares of Coupons.com’s Common Stock. The RSUs will be subject to the terms and conditions applicable to awards granted under Coupons.com’s equity incentive plan (“Plan”), as described in the Plan and the applicable award agreement. The RSUs will vest twenty-five percent (25%) of the shares on the one (1) year anniversary of your employment start date or other vesting commencement date, as determined by the Board of Directors or its Compensation Committee (the “Vesting Commencement Date”), and twenty-five percent (25%) of the shares each year thereafter on the same day of the year as the Vesting Commencement Date, as further described in the Plan and the applicable award agreement. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

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Subject to the approval of Coupons.com’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 275,000 shares of Coupons.com’s common stock (“Option”). The exercise price per share will be equal to the fair market value per share on the date the Option is granted, which will be on or after your first day of employment. The Option will be subject to the terms and conditions applicable to options granted under Coupons.com’s equity incentive (“Plan”), as described in the Plan and the applicable stock option agreement.   Twenty-five percent (25%) of the shares subject to the Option vest on the one (1) year anniversary of your employment start date or other vesting commencement date, as determined by the Board of Directors (the “Vesting Commencement Date”), and one forty-eighth (1/48) of the shares subject to the Option shall vest each month thereafter on the same day of the month as the Vesting Commencement Date, as further described in the Plan and the applicable stock option agreement.

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Subject to Board approval, you will be granted “Double Trigger” acceleration of vesting of one hundred percent (100%) of any unvested RSUs of the proposed RSU grant and one hundred percent (100%) of any unvested options of the proposed option grant in the event of a (X) Change of Control (as defined in the plan) and (Y) either a termination without cause (as defined in Exhibit A attached hereto) or termination for Good Reason (as defined in Exhibit A attached hereto) that occurs within the twelve (12) month period following or the three month period prior to a Change of Control (as defined in the Plan).

We also do have conditions of employment (many legally mandated), a few of which we need to highlight for you in this letter.  In order to go forward as an employee of Coupons.com, you will need to understand and agree to the following:

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We require a fully signed and executed At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement.  This is being provided to you with this offer, and, your signed copy will be provided to you on or after your last day of employment. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed Confidentiality Agreement before your first day of employment.

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In addition, by signing this letter, you confirm that you are under no contractual or other obligations that would prohibit you from, or that would conflict or that are inconsistent with your performing your duties with Coupons.com. Lastly, we fully expect that you will comply with any prior employers’ agreements of this nature or any other obligations you may have to a former employer or otherwise.

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All employment with Coupons.com is “at-will,” meaning that either you or Coupons.com may terminate your employment at any time and for any reason or for no reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and Coupons.com regarding this term. Although your job duties, title, compensation and benefits, as well as Coupons.com’s policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and Coupons.com’s Chief Executive Officer.

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During the period that you are employed by Coupons.com, and during a one (1) year transition period (“Transition Period”) following the termination of your employment with Coupons.com without Cause or for Good Reason, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of Coupons.com.  During the Transition Period, you will no longer be employed by Coupons.com; however, you agree to make yourself available for reasonable consultation for purposes of transitioning your job duties in exchange for the severance benefits being provided.  The Transition Period will not prevent you from seeking or obtaining alternative employment, provided it is not competitive with the business or proposed business of Coupons.com.  You must disclose to Coupons.com in writing any other employment, business or activity that you are associated with or participate in that competes with Coupons.com.  You may not assist any other person or organization in competing with Coupons.com or in preparing to engage in competition with the business or proposed business of Coupons.com at any time during your employment or the Transition Period.  Failure to comply with these requirements could result in termination for cause or the denial/cessation of severance benefits.

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On your first day of work, please bring documentation demonstrating that you have authorization to work in the United States.  A list of required documents will be provided to you prior to your start date.  If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our Human Resources office

at                  .

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The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

This letter, along with Confidentiality Agreement, set forth the terms of your employment with the Company and supersede and replace any prior understanding or agreements, whether oral, written or implied, between you and Coupons.com regarding the matters described in this letter.

We would be delighted if you would accept this offer, with all the terms and conditions listed above, by signing and dating both the original of this letter as well as the Confidentiality Agreement and return them to me. This offer, if not accepted, will expire at the close of business on Friday August 7, 2015.

We cannot tell you how excited we are that you are making the decision to join Coupons.com!  If you have any questions concerning this offer, please call our Vice President of Human Resources, Marilyn Miller at            .

Very truly yours,

COUPONS.COM INCORPORATED

/s/ Steven R. Boal

By: Steven R. Boal
Title: CEO

I have read and hereby accept this employment offer:

/s/ Jennifer Ceran
Signature of Jennifer Ceran

Dated:	August 4, 2015	Start Date:	September 8, 2015

Attachments: At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement

Exhibit A

The term “Cause” shall mean (i) unauthorized use or disclosure of the confidential information or trade secrets of Coupons.com which is injurious to Coupons.com, (ii) any breach of your employment offer letter, the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement between you and Coupons.com, or any other agreement between you and Coupons.com (iii) conviction of, or a plea of “guilty” or “no contest” to, a felony under the law of the United States or any state, (iv) willful misconduct which is injurious to Coupons.com, or (v) gross negligence in the performance of duties assigned to you, provided that you have been given written notice of such gross negligence by Coupons.com and you fail to cure such gross negligence within twenty (20) days of such notice.

The term “Good Reason” shall mean voluntary termination by you of your status as a Service Provider that occurs within seventy-five (75) days after the occurrence (without your express written consent) of any of the following: (i) a significant reduction of your duties, position or responsibilities, relative to your duties, position and responsibilities in Coupons.com prior to; (ii) a reduction of more than ten percent (10%) in your base salary as in effect immediately prior to, unless such reduction is part of a Coupons.com-wide reduction for similarly situated persons; or (iii) a requirement by Coupons.com that you regularly work out of an office location that is more than fifty (50) miles from your then-current primary location of employment, provided, however, that a termination will not be deemed to be for “Good Reason” unless you have first provided Coupons.com with prior written notice of the circumstance that you believe constitutes a basis for “Good Reason” for termination within sixty (60) days of the occurrence of such circumstance and provided Coupons.com receives at least fifteen (15) days to cure such circumstance.

The term “Service Provider” shall have the meaning set forth in Coupons.com’s equity incentive plan.

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